EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 20, 2018, by and among Nature’s Best Brands, Inc., a Florida corporation (“Parent”), Unisource Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Unisource Health, Inc., a Nevada corporation (the “Company”, and, together with Parent and Merger Sub, the “Parties,” and each, individually, a “Party”).

RECITALS

WHEREAS, subject to the terms and conditions set forth herein, the Parties intend to enter into a business combination transaction (the “Merger”) pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving entity, as a result of which the Company will become a wholly-owned Subsidiary of Parent; and

WHEREAS, terms not specifically defined in this Agreement are defined in Exhibit A to this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

1. The Merger

(a) The Merger.

(i) Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

(ii) As soon as practicable after the Closing, the Parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Nevada of articles of merger (the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the Chapters 78 and 92A of the Nevada Revised Statues (the “Nevada Law”) and shall make all other filings or recordings required under the Nevada Law.

(b) Effective Time. The Merger shall become effective when the Articles of Merger are filed with such Secretary of State or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the “Effective Time”). The Articles of Merger shall be filed not later than the Business Day following the Closing Date.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Nevada Law and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation, including in each case the rights and obligations of each such party under this Agreement and the other Transaction Documents from and after the Effective Time.

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(d) Merger Consideration. As consideration for the Merger (the “Merger Consideration”), the Company shall deliver to the holders of Company’s common stock, par value $0.001 per share (“Company Common Stock”) of record on the Closing Date a total of 20,000,000 shares of Parent’s common stock, par value $0.001 per share (“Parent Common Stock”), subject to adjustment for fractional shares as provide in Section 1(e)(i) of this Agreement. The Merger Consideration Per Share shall be determined by dividing the Merger Consideration by the number of shares of Company Common Stock outstanding on the Closing Date, rounded to three decimal places.

(e) Effect of Merger on Merger Sub and the Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person:

(i) All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will, without any action on the part of the holder, be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate for all shares of the Company Common Stock outstanding at the Effective Time, the Merger Consideration allocated to the outstanding Company Common Stock, with each holder of Company Common Stock receiving the amount determined by multiplying the number of shares of Company Common Stock owned by the stockholder of record at the Effective Time by the Merger Consideration Per Share. As of the Effective Time, each holder of Company Common Stock shall cease to have any other rights with respect to the capital stock of the Company, except the right to receive his share of the Merger Consideration. No fractional shares shall be issued. Any fractional shares of Parent Common Stock shall be rounded up to the nearest whole number of shares.

(ii) Notwithstanding Section 1(e)i) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of capital stock of the Company that are owned by the Company as treasury shares or by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such shares of the Company capital stock shall be canceled and extinguished without any conversion thereof or payment therefor and no Merger Consideration shall be payable with respect to such the Company securities.

(iii) The shares of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into a total of 1,000 shares of common stock of the Surviving Corporation.

(f) Governing Documents and Officers and Directors. At the Effective Time:

(i) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

(ii) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

(iii) The directors and executive officers of the Company in office immediately prior to the Effective Time shall be executive officers and directors of the Surviving Corporation.

(g) Approval of Stockholders. Promptly upon the execution of this Agreement, the Company shall obtain the consent of its stockholders as required by Nevada Law.

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(h) Exchange Procedures.

(i) On the Closing Date, (x) the Company shall deliver to Parent the stock certificates representing all of the outstanding shares of Company Common Stock endorsed in blank, together with an investment representation and agreement which includes representations by the stockholders as to the absence of liens or encumbrances on the shares of Company Common Stock (the “Investment Letter”) signed by each stockholder of the Company in form acceptable to Parent, and (y) the Parent shall irrevocably instruct the transfer agent for the Parent Common Stock to issue the shares of Parent Common Stock constituting the Merger Consideration to the former stockholders of the Company. Such shares shall be restricted securities, as defined in Rule 144 of the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and shall bear Parent’s standard restricted stock legend.

(ii) In the event any certificate for Company Common Stock shall have been lost, stolen or destroyed, as a condition for the payment of the Merger Consideration Per Share to the stockholder, the stockholder shall execute of an affidavit of that fact claiming such stock certificate to be lost, stolen or destroyed and the posting by such stockholder of a bond in customary amount and upon such terms as may be reasonably required by the Parent’s transfer agent.

(i) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued in exchange of Company Common Stock accordance with the terms of this Section 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates

(j) Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Surviving Corporation are fully authorized in the name of the Surviving Corporation, Merger Sub and the Company to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2. The Closing.

(a) Time and Place of Closing. The closing of the Merger (the “Closing”) shall take place at the time and place to be specified by the parties, which shall be no later than the second business day after the date that the Company shall have delivered to Parent the Company Financial Statements, as hereinafter defined (such date upon which the Closing occurs, the “Closing Date”).

(b) Deliveries by the Company at the Closing. At the Closing, the Company shall deliver or cause to be delivered to the Parent the following, duly executed, where appropriate, by the appropriate parties, all of which will be in a form and substance reasonably acceptable to Parent and its counsel:

(i) Stock Certificates. Certificates representing all of the outstanding shares of Company Common Stock.

(ii) Investment Letters. An Investment Letter signed by each stockholder of the Company.

(iii) Employment Agreement. Lawrence Biggs, Jr. (“Biggs”) shall have entered into a three-year employment agreement (the “Biggs Employment Agreement”) pursuant to which Biggs will serve as chief executive officer of the Parent, in form acceptable to Parent and Biggs.

(iv) Audited Financial Statements. The Company shall have delivered to the Parent financial statements for the year ended December 31, 2017 and 2017, which shall have been audited by an independent PCAOB auditor, and unaudited financial statements for the six months ended June 30, 2018 and 2017 which reflect substantially the same net income and net assets as are reflected in the unaudited financial statements delivered pursuant to Section 3(f).

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(v) Resolutions. A correct and complete copy, certified by the chief executive officer of the Company, of resolutions duly and validly adopted by the Company’s board of directors and stockholders evidencing authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(vi) Officer’s Certificate. The certificate of the Company’s chief executive officer certifying that (i) the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, (ii) the covenants and agreements of the Company to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects, (iii) since the date of this Agreement, there shall have been no event, change, occurrence, development or effect of any character affecting the Company (whether or not covered by insurance) that, individually or in the aggregate, has had a Material Adverse Effect, and (iv) there is no Action pending or threatened seeking to enjoin or otherwise impair the ability of the Company, Merger Sub or the Parent to consummate the Merger on the terms of this Agreement.

(vii) Minute and Record Books. The original minute books, equity record books and similar documents of the Company.

(viii) Certified Articles of Incorporation; Good Standing Certificate. The Company’s articles of incorporation certified by the Secretary of State of the State of Nevada and a good standing certificate issued by the Secretary of State of the State of Nevada as to the Company’s good standing.

(c) Closing Deliveries by the Parent. At the Closing, the Parent shall deliver or cause to be delivered to the Company the following, duly executed, where appropriate, by the appropriate parties, all of which shall be in a form and substance reasonably acceptable to the Company and its counsel:

(i) Issuance of the Merger Consideration. Irrevocable instructions to the Parents’ transfer agent as to the issuance of the Merger Consideration to the stockholders of the Company.

(ii) Employment Agreement. The Parent shall have executed the Biggs Employment Agreement.

(iii) Resolutions. A correct and complete copy, certified by the chief executive officer of the Parent, of resolutions duly and validly adopted by the Parent’s board of directors and stockholders evidencing authorization of the execution and delivery of this Agreement and the Biggs Employment Agreement and the consummation of the transactions contemplated hereby and thereby.

(iv) Officer’s Certificate. The certificate of the Parent’s chief executive officer certifying that (i) the representations and warranties of the Parent contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, (ii) the covenants and agreements of the Parent to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects, (iii) since the date of this Agreement, there shall have been no event, change, occurrence, development or effect of any character affecting the Parent (whether or not covered by insurance) that, individually or in the aggregate, has had a Material Adverse Effect, and (iv) there is no Action seeking to enjoin or otherwise impair the ability of the Company, Merger Sub or the Parent to consummate the Merger on the terms of this Agreement.

(v) Certified Certificate of Incorporation; Good Standing Certificate. The Parent’s certificate of incorporation certified by the Secretary of State of the State of Florida and a good standing certificate issued by the Secretary of State of the State of Florida as to the Parent’s good standing.

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3. Representations and Warranties of the Company. The Company represents and warrants to Parent that the statements contained in this Section 3 are correct and complete as of the date of this Agreement.

(a) Organization of the Company. The Company is a corporation organized, validly existing, and in good standing under the Laws of the State of Nevada. The Company has no subsidiaries.

(b) Authorization of Transaction. The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company’s board of directors and stockholders. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other Laws of general application from time to time in effect which affect the enforcement of creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies.. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority to consummate the transactions contemplated by this Agreement.

(c) Documents Provided to Stockholders. The Company has made available, or prior to the business day prior to the Closing Date, will have made available, to all of its stockholders a copy of this Agreement and all documents provided to the Company with respect to this Agreement.

(d) Noncontravention; Consents. Neither the execution and the delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate any Law or Order to which the Company is subject or any provision of its articles of incorporation or bylaws or (ii) conflict with, require consent under, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject.

(e) Title to and Sufficiency of Assets. The Company has good and indefeasible title to, or a valid leasehold interest in or other right to use, all assets used by it, located on Company’s premises, free and clear of all Liens, except for assets disposed of in the ordinary course of business.

(f) Issuance of Company Common Stock. The Company has 1,412 shares of Company Common Stock issued and outstanding and held by the stockholders in the stockholder’s list provided by the Company to the Parent. All of the issued and outstanding shares have been authorized by the board of directors of the Company and have been issued in transactions which are exempt from registration under the Securities Act. All stockholders are accredited investors as defined in Rule 501 of the SEC pursuant to the Securities Act. The Company has outstanding no options, warrants, rights, convertible debt or equity securities or other instruments pursuant to the terms of which any shares of Company Common Stock can or may be issued or issuable.

(g) Financial Statements. The Company has delivered to the Buyer the Company’s unaudited financial statements for the years ended December 31, 2017 and 2016, including a balance sheet, statements of stockholders equity, statement of operations and statement of cash flows together with notes to financial statements and unaudited financial statements for the six months ended June 30, 2018 and 2017, consisting of a balance sheet as of June 30, 2018 and statement of operations and statement of cash flows for the six months ended June 30, 2018 and 2017 together with notes thereto. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Company as of such dates and the results of operations and cash flows of the Company for such periods in accordance with GAAP, except that the unaudited financial statements are prepared in accordance with Rule 8-03 of Regulation S-X and, accordingly, do not have all of the footnote disclosures required by GAAP, and are consistent with Company’s books and records (which are correct and complete in all material respects). The audited financial statements, when delivered to the Parent, will reflect substantially the same net income and net assets as are reflected in the unaudited financial statements delivered pursuant to this Section 3(f).

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(h) Events Subsequent to December 31, 2017. Since December 31, 2016, the Company has been operated in the ordinary course of business and there has not been any Material Adverse Effect.

(i) Undisclosed Liabilities; Indebtedness. The Company has no Liability (and, to the Company’s knowledge, there is no basis for any present or future action against it giving rise to any Liability), except for Liabilities set forth on the financial statements and Liabilities that have arisen after the date of the in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law by the Company).

(j) Governmental Authorizations; Legal Compliance. The Company holds all licenses, permits, franchises, registrations, certificates and other governmental and regulatory authorizations (collectively, “Permits”) except where the failure to hold such Permits would not have a Material Adverse Effect. All such Permits are valid and, to the Company’s Knowledge, are in full force and effect.

(k) Tax Matters.

(i) The Company has filed its federal and state income tax returns as an S Corporation.

(ii) The Company has complied in all material respects with all applicable Laws relating to the payment, reporting and withholding of taxes

(l) Employee Benefit Plans. The Company is in compliance with all government regulations relating to each Employee Benefit Plan which it maintains for its employees. With respect to each Employee Benefit Plan, the Company has provided to the Parent a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Employee Benefit Plan, including all plan documents and amendments thereto (or, with respect to any unwritten Employee Benefit Plans, accurate descriptions thereof); (ii) any trust agreement, insurance contract, annuity contract, voluntary employees’ beneficiary association as defined in Code Section 501(c)(9), or other funding instrument related to such Employee Benefit Plan; (iii) the two most recent annual reports (Forms 5500 series), including all schedules and audited financial statements attached thereto, if any; (iv) the two most recent actuarial reports, if any; (v) the current summary plan description and any other material employee communications; (vi) any notices to or other communications with any participants or any governmental agency, commission or regulatory body relative to each Employee Benefit Plan in the past two years not otherwise described in Schedule 5.23; (vii) the most recent determination letter or opinion letter issued by the IRS; (viii) all rulings, no-action letters or advisory opinions from the IRS, U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), or any other federal or state authority that pertain to any Employee Benefit Plan and any open requests therefore; and (ix) the Form PBGC-1 files for the two most recent plan years.

(m) Real Property. The Company owns no real property and has provided the Parent with a copy of each lease of real property to which the Company is a party.

(n) Intellectual Property. The Company has all rights to intellectual property necessary for the conduct by the Company of its business.

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(o) Inventory. The Company’s inventory consists of finished goods, all of which are of a quality and quantity saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company’s financial statements.

(p) Contracts. The Company has provided the Parent with a copy of each Contract to which it is a party.

(q) Accounts Receivable. All accounts receivable that are reflected on the Company’s financial statements and all accounts receivable of Company that have arisen since June 30, 2018 represent valid obligations arising from sales actually made or services actually performed by Company in the ordinary course of business in accordance with GAAP.

(r) Litigation. The Company is not a party, or to Company’s Knowledge has not been threatened to be made a party, to any Action in or before any Governmental Authority, arbitrator or mediator.

(s) Product Liability. To the Company’s Knowledge, the Company does not have any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Company during the last five years not covered by insurance.

(t) Environmental, Health, and Safety Matters. The Company is, and has at all times been, in compliance with the Environmental, Health, and Safety Requirements except where the failure of compliance would not have a Material Adverse Effect.

(u) Certain Business Relationships with the Company. Except as disclosed to the Parent, no stockholder nor any Affiliates thereof, nor any officer or director of Company, has been involved in any business arrangement or relationship with Company within the past 12 months, or owns any asset, tangible or intangible that is used in the Business. There is no Liability between the Company relating to the Business, on the one hand, and any stockholder or an Affiliate of any stockholder, including any member or equity owner of a stockholder that is an entity, on the other not set forth in the Company’s financial statements. 2.

(v) Prohibited Payments. The Company has not, directly or indirectly, (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any Law, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its books and records for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Persons, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any distributor, finder, agent, government official or other party, in the United States or any other country, that in any manner relates to the Company’s business, for the purpose of or to Company’s Knowledge have been intended to (i) influence any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function, (ii) induce such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person or (iii) where such payment would constitute a bribe, illegal kickback or other improper payment to assist Company in obtaining or retaining business for, or with, or directing business to, any Person or would be considered illegal under any Laws of the United States or any other country having jurisdiction.

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(w) Brokers’ Fees. The Company has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby.

(x) Disclosure. The representations and warranties and other statements made by the Company in this Agreement or any other document delivered pursuant hereto or otherwise in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement or omits to state a material fact necessary to make such representations and warranties, in light of the circumstances in which it was made, not misleading.

4. Representations and Warranties of the Parent. The Parent represents and warrants to the Company as follows:

(a) Organization of the Parent and Merger Sub. The Parent is a corporation organized, validly existing, and in good standing under the Laws of the State of Florida. The Parent has three subsidiaries, Merger Sub, a Nevada corporation, Hip Cuisine, Inc., a Panama corporation, and Rawkin Juice, Inc., a California corporation. The Parent is in good standing under the Laws of the State of Florida, and each subsidiary is good standing in the jurisdiction of its incorporation (to the extent that such jurisdiction recognizes the concept of good standing).

(b) Authorization of Transaction. Each of the Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of their respective boards of directors and stockholders. This Agreement has been duly executed and delivered by the Parent and Merger Sub and constitutes the valid and legally binding obligation of the Parent and Merger Sub, enforceable in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other Laws of general application from time to time in effect which affect the enforcement of creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. The execution by the Parent of the Biggs Employment Agreement has been authorized by all necessary action by the Parent’s board of directors. Neither the Parent nor Merger Sub is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority to consummate the transactions contemplated by this Agreement.

(c) Noncontravention; Consents. Neither the execution and the delivery of this Agreement by the Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate any Law or Order to which the Parent or Merger Sub is subject or any provision of its certificate of incorporation or bylaws or (ii) conflict with, require consent under, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract or other arrangement to which the Parent or Merger Sub is a party or by which it is bound or to which any of their respective assets is subject.

(d) Financial Statements. The Parent’s audited consolidated financial statements for the years ended December 31, 2017 and 2016, consisting of its consolidated balance sheet, consolidated statements of operations, stockholders’ equity, cash flows and notes to consolidated financial statements are included in the Company’s Form 10-K for the year ended December 31, 2017. The audited financial statements have been audited by Pinnacle Accounting Group, PLLC, whose report, which includes a going concern paragraph, is included in the Form 10-K. The Company’s unaudited financial statements for the six months ended June 30, 2018 and 2017, consisting of its consolidated unaudited balance sheet, unaudited statements of operations and cash flows and notes to unaudited financial statements, are included in the Parent’s Form 10-Q for the six months ended June 30, 2018. The Parent is current in the filing of its Form 10-K Annual Report and its 10-Q Quarterly Report. The Parent’s filings with the SEC are collectively referred to as the “Parent SEC Reports.”

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(e) Capital Stock. As of the date of this Agreement, the Parent has 8,845,417 shares of Parent Common Stock outstanding and warrants to purchase 300,000 shares of Parent Common Stock. The Parent has adopted the 2017 Employee/Consultant Common Stock Compensation Plan, covering 750,000 shares of Parent Common Stock, of which, as of the date of this Agreement, 150,000 shares have been issued and 600,000 shares are available for issuance. The Parent also has convertible notes in the principal amount of $321,000. Copies of the convertible notes and warrants have been provided to the Company. A summary of the conversion provisions of the convertible notes and the adjustment provisions of the warrants is included in the Parent’s Form 10-Q for June 30, 2018, which summary is qualified in its entirety to the warrants and notes. Copies of the convertible notes and warrants have been provided to the Company.

(f) Business of Parent. The business of the Parent is described in the Parent SEC Filings, and each material Contract to which the Parent is a party is described in the Parent SEC Filings, and a copy of each material Contract has been provided to the Company.

(g) Brokers’ Fees. The Parent has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby.

(h) Disclosure. The representations and warranties and other statements made by the Company in this Agreement or any other document delivered pursuant hereto or otherwise in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement or omits to state a material fact necessary to make such representations and warranties, in light of the circumstances in which it was made, not misleading.

5. Termination.

(a) This Agreement may be terminated:

(b) By the mutual agreement of the Parent and the Company; or

(i) By the Parent, if the Company shall have violated or breached any of its representations or warranties contained in Section 3 in any material respect or if the Company’s audited financial statements shall reflect a material adverse change in the net income, the working capital or Liabilities from the comparable amounts shown in the unaudited financial statements; or if the Company shall have failed to make any of the deliveries set forth in Section 2(b); or

(ii) By the Company if the Parent shall have violated or breached any of its representations or warranties contained in Section 4 in any material respect; or if the Company shall have failed to make any of the deliveries set forth in Section 2(c).

(iii) The party desiring to terminate this Agreement shall give written notice of such termination to the other parties specifying the provision of this Agreement pursuant to which such termination is effected; provided, that the failure to give such notice pursuant to Section 6.5(h) shall not affect the obligation of the Company to pay the Termination Fee as at the time set forth in said Section 6.5(h).

(c) Upon the termination of this Agreement pursuant to Section 5(a), this Agreement shall forthwith become null and void; provided that nothing herein shall relieve any party from any and all liabilities and damages incurred or suffered by the other parties as a result of a deliberate material breach of this Agreement.

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6. Miscellaneous.

(a) Survival of Representations and Warranties. The representations and warranties of the parties shall terminate at the Effective Time and shall not survive the completion of the Merger.

(b) Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter hereof prior to the Closing without the prior written approval of the other party; but any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities. The Company understands that the Parent will be required to disclose this Agreements and the terms of this Agreement on Form 8-K within four days of the date of this Agreement.

(c) No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement of the parties as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings, agreements or letters of intent or term sheets, all of which are hereby terminated, with respect to the subject matter covered in this Agreement.

(e) Waiver. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

(f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the other parties.

(g) Notices. Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier, email or similar means of communication if receipt is acknowledged, to the parties at their respective telecopier, email or addresses set forth on the signature page of this Agreement, with notice to the each party being sent to the attention of the individual who executed this Agreement on behalf of the such party; provided, that no notice shall be given by telecopier to a party who does not give a telecopier number. . Notice shall be deemed given on the date of delivery if delivery is by hand, one day after delivery if delivery is by overnight courier or messenger service, five days (or such early date of actual delivery) after mailing if notice is given by mail or upon confirmation of receipt if notice is given by email or telecopier. Any party may, by like notice, change the person, address or telecopier number or email to which notice is to be sent.

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(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except that matters relating to the effectiveness of the Merger shall be governed by Nevada Law.

(i) Jurisdiction; WAIVER OF JURY TRIAL. Each party hereby submits to the exclusive jurisdiction and venue of any state or federal court sitting in New York County, New York, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby and agrees that all claims in respect of such Action may be heard and determined in any such court. Each party waives any defense of inconvenient forum to the maintenance of any Action so brought. Any party may make service on any other party (a) by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6(g) other than by email or facsimile transmission or (b) any other method provided by law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(i).

(j) Severability. Any term or provision hereof that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. The Surviving Corporation shall pay accrued expenses relating to this Agreement and the consummation of Merger; provided, that in the event of a termination of this Agreement other than pursuant to Section 5(b)(i), the Parent shall pay 50% of the cost of the audit of the Company’s financial statements up to a maximum payment by the Parent of $3,750.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(m) Construction. The section headings contained herein are inserted for convenience only and shall not affect in any way the meaning or interpretation hereof. The parties have participated jointly in the negotiation and drafting hereof. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions hereof. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” (and similar derivatives) shall mean including without limitation. References to “dollars” or “$” mean United States dollars. Words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders. The parties intend that each representation, warranty, and covenant contained herein will have independent significance.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first aforesaid.

Address, email and telecopier number	Signature NATURE’S BEST BRANDS, INC.

	By:	/s/ Natalia Lopera
Natalia Lopera, CEO

UNISOURCE ACQUISITION, INC.

	By:	/s/ Natalia Lopera
Natalia Lopera, CEO

703 Pier Ave. #B382	UNISOURCE HEALTH, INC.
Hermosa Beach, CA 90254
larry@larrybiggs.com	By:	/s/ Lawrence Biggs
Lawrence Biggs, CEO

[Signature page of Agreement and Plan of Merger dated August 17, 2018, by and among Nature’s Best Brands, Inc., Unisource Acquisition Corp. and Unisource Health, Inc.]

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Exhibit A

Certain Definitions

The following terms, not elsewhere defined in the Agreement shall have the following meanings:

“Action” means any claim, demand, litigation, action, suit, proceeding, hearing, investigation, inquiry, audit, complaint, assessment, charge, interference, opposition, reexamination or inquiry.

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person or (b) any Person who is a Family Member of such Person or who is directly or indirectly controlled by such Family Member or any trusts for the benefit of such Person.

“Contract” means any written or oral contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, undertaking or other commitment that is currently in-force and legally binding.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan, arrangement or program, (b) qualified defined contribution retirement plan or arrangement that is an “Employee Pension Benefit Plan” (determined under ERISA §3(2)), (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (determined under ERISA §3(2)) (including, without limitation, any “Multiemployer Plan” (determined under ERISA §3(37)), (d) “Employee Welfare Benefit Plan” (within the meaning of ERISA §3(1) and determined without regard to whether such plan is subject to ERISA) or fringe benefit or other retirement, bonus, or incentive plan or program, (e) “Multiple Employer Plan,” including an employee benefit plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of ERISA §4063 and Code §413(c), (f) any other plan, program, policy, practice, contract or arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, health, hospitalization insurance, medical, dental, vision, disability, life, change of control payment, retention pay or other employee benefits of any kind, whether written or unwritten, funded or unfunded, to a director, officer, employee, former employee or independent contractor or (g) equity incentive, phantom equity or similar agreement or arrangement.

“Environmental, Health, and Safety Requirements” means all Laws currently in effect or in effect during the operation of the Company’s business, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

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“Family Member” means, with respect to any Person who is an individual, such Person’s spouse, parents, children, grandchildren and siblings.

“Governmental Authority” means the United States Government and any agency, organization or entity thereof, any foreign, federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, board, bureau, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Law” means any federal, foreign, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liability” means any debt, liability, obligation, loss, damage, cost or expense (whether contingent, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and due or to become due), including any liability for taxes.

“Material Adverse Effect” means any event, circumstance, condition, change, fact, effect, or other matter, other than general economic conditions, which has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise), results of operations, or prospects of the Company’s business of the ability of the Company to consummate the terms of this Agreement.

“Order” means any order, writ, judgment, injunction, decree, ruling, stipulation, charge, determination or award entered by or with any Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

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